SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2006

BioMarin Pharmaceutical Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26727	68-0397820
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

105 Digital Drive, Novato, California	94949
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 506-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 10, 2005, BioMarin Pharmaceutical Inc. (the “Company”) entered into an Amendment No. 2 to Employment Agreement with Jean-Jacques Bienaimé, the Company’s Chief Executive Officer (the “Amendment”), amending the Employment Agreement by and between the Company and Mr. Bienaimé dated May 11, 2005, as previously amended December 15, 2005 (the “Agreement”). Pursuant to the Amendment, Mr. Bienaimé’s annual compensation was increased to $607,760 and Mr. Bienaimé was granted options to purchase 250,000 shares of the Company’s common stock, with an exercise price equal to the closing price of the stock on May 11, 2006. Future adjustments to Mr. Bienaimé’s compensation will be considered on the same cycle as applicable to other Company executives. The Amendment is filed herewith as Exhibit 10.1.

Item 1.02	Termination of a Material Definitive Agreement

On May 9, 2006, the Company terminated the Services Agreement with Groupe Novasep SAS and its affiliates Dynamit Nobel GmbH, Explosivstoff- und Systemtechnik, Finorga S.A.S., Novasep Inc. and Rohner AG (collectively, “Novasep”), for the supply of sapropterin hydrochloride (the “Product”), the active pharmaceutical ingredient in PhenoptinTM (the “Services Agreement”). The termination was due to a breach of the Services Agreement by Novasep resulting from the sale by Novasep of the Pratteln, Switzerland facility that was producing the Product. The Company has sufficient safety stock of Product to meet its current clinical needs, has initiated production at an alternate site and has identified a number of alternate sites for production.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1	– Amendment No. 2 to Employment Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioMarin Pharmaceutical Inc., a Delaware corporation

Date: May 12, 2006	By:	/s/ G. Eric Davis
G. Eric Davis
Vice President, General Counsel

EXHIBIT INDEX

Exhibit 10.1	– Amendment No. 2 to Employment Agreement